EXHIBIT 10.42
RETIREMENT AGREEMENT

This Retirement Agreement (hereinafter the “Agreement”) is made between Ernest Cruse  (hereinafter “Mr. Cruse”), an individual, on behalf of himself and his heirs and representatives, and Stage Stores, Inc., a Nevada corporation, including its officers, directors, shareholders, employees, affiliates, agents, subsidiaries, attorneys, benefit plans and plan administrators, joint ventures, successors and/or assigns (hereinafter collectively referred to as “Stage”).  Mr. Cruse and Stage are collectively referred to in this Agreement as the “Parties”.

In consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mr. Cruse and Stage, intending to be legally bound, agree as follows:

1.           Employment Agreement.  Mr. Cruse and Stage are parties to an Employment Agreement dated January 30, 2002 (the “Employment Agreement”).  Terms not otherwise defined in this Agreement shall have the definitions given to them in the Employment Agreement.

2.           Nature of Release.  Except as noted herein, this Agreement terminates the Employment Agreement and resolves all past, pending, threatened, or possible claims, if any there be, arising under any state,  federal or other law by Mr. Cruse, his heirs and assigns and any derivative claims against Stage, its parent, subsidiaries, related companies, or any Stage related entity or its current and/or former officers, directors, shareholders, attorneys, agents and employees, arising out of or related to Cruse’s past employment with Stage, the Employment Agreement, any other agreement to which Mr. Cruse and Stage are parties (other than as described in Section 21 or specifically elsewhere herein), or any other terms or conditions of Mr. Cruse’s employment with Stage.  Stage and Cruse specifically agree that Sections 5 and 7 of the Employment Agreement remain in full force and effect.

3.           Employment.  Mr. Cruse acknowledges that his employment with Stage will terminate of his own voluntary action effective March 1, 2010 (the “Retirement Date”).  The execution of this Agreement by Mr. Cruse shall evidence Mr. Cruse’s resignation and retirement from his capacities as Executive Vice President, Store Operations of the Houston Division of Stage as of the Retirement Date.

4.           Confidentiality of this Agreement.  Mr. Cruse agrees he will maintain the terms of this Agreement in confidence in all circumstances and that Mr. Cruse shall only apprise his immediate family and his chosen accountant and/or legal representative to the extent necessary to perform services of the terms and conditions of this Agreement except as it is necessary in the enforcement of this Agreement.  Mr. Cruse shall also advise any member of his immediate family and his chosen accountant and/or legal representative who is apprised of the terms of this Agreement of the confidential nature of that information, and any disclosure of the information by one of those individuals to third parties shall be considered a breach of this Agreement by Mr. Cruse and have the same consequences.  Notwithstanding the foregoing, Mr. Cruse acknowledges that, if required, this Agreement will be filed by Stage with the Securities and Exchange Commission.

5.           Non-Admission.  The Parties acknowledge that this Agreement evidences their mutual agreement regarding Mr. Cruse’s voluntary termination of their employment relationship and is not an admission of any wrongdoing or liability on the part of Stage or Mr. Cruse.

6.           Texas Contract.  The Parties agree that this Agreement constitutes a contract to be governed by the laws of the State of Texas without regard to the laws of any other location.  The Parties agree that they shall be subject to Texas jurisdiction (including, as applicable, either a Texas state or federal court in Harris, County or a duly appointed arbitrator) for any action to enforce this Agreement or to remedy any breach of this Agreement.

7.           Health Insurance.  Mr. Cruse shall be granted the right to continue medical coverage (for himself and his spouse) until he reaches the age of 65 (on September 16, 2015) under the terms of the current Stage group medical plan applicable to its retired senior executives; provided, however, in the event Mr. Cruse accepts full time employment or other medical coverage subsequent to the Retirement Date, he shall no longer have the right to continue that medical coverage.

8.           Life Insurance.  Mr. Cruse’s life insurance coverage through Stage will end at 12:01 a.m. local time on March 1, 2010.  Conversion options are available and will be made known to him through the insurance carrier.  He will also be eligible for conversion rights to the Key Man Life Insurance Plan (with John Hancock Insurance) in accordance with the provisions of that policy.

9.           Retirement Payments.  Exclusive of any other consideration or benefit to Mr. Cruse set forth in this Agreement, in consideration of the agreements made herein Stage agrees to pay Mr. Cruse the following amounts, in each case less applicable payroll taxes, withholding and other deductions, which may be required to be withheld under any provision of applicable laws, agreements or as otherwise requested by Mr. Cruse:

(a)
$416,900, representing the cash value of unvested performance restricted shares and unvested SARs shares, which shall be paid to Mr. Cruse in one lump sum on the later of (i) March 1, 2010 or (ii) the Effective Date of this Agreement (as defined in Section 19), in accordance with Stage’s general payroll practices and policies,

(b)
Any incentive compensation for Stage’s 2009 fiscal year pursuant to Stage’s 2009 Senior Executive Incentive Bonus Plan to which Stage’s Board of Directors, in their sole discretion, determines Mr. Cruse is entitled, which shall be paid to Mr. Cruse in a lump sum on or about April 1, 2010, and

(c)	$150,000, representing a Retirement Bonus, which shall be paid to Mr. Cruse in one lump sum on the later of (i) March 1, 2010 or (ii) the Effective Date.

10.           Arbitration.  The Parties acknowledge that their past employment relationship and this Agreement relate to interstate commerce and agree that any disputes, claims or controversies between them which may arise out of or related to their employment relationship and/or this Agreement shall be settled by arbitration.  Any arbitration shall be in accordance with the Rules of the American Arbitration Association governing individual employee agreements and shall be undertaken pursuant to the Federal Arbitration Act.  Arbitration will be held before a single arbitrator in Harris County, Texas unless the Parties mutually agree on another location.  The decision of the arbitrator will be enforceable in any court of competent jurisdiction.  The arbitrator may award costs and attorneys’ fees in connection with the arbitration to the prevailing party; however, in the arbitrator’s discretion, each party may be ordered to bear that party’s own costs and attorneys’ fees to the extent a court of competent jurisdiction would have such discretion.  The Parties agree that the arbitrator shall have the authority to award all legal and equitable relief that could be awarded by a court of competent jurisdiction; however, nothing in this Agreement to arbitrate shall preclude Stage from obtaining injunctive relief or other equitable relief from a court of competent jurisdiction prohibiting any on-going breaches of this Agreement by Mr. Cruse while the arbitration is pending.

11.           Return of Property.  Mr. Cruse shall deliver to Stage at 10201 Main Street, Houston, Texas 77025, Attention:  Chief Executive Officer, on or before the Retirement Date, any and all property of Stage, including but not limited to keys, computers, credit cards, company car, documents (including Confidential Information as defined herein and as described in Section 14) and/or any other company property in Mr. Cruse’s possession or control.

12.           Taxes.  The Parties agree that all income and other applicable tax liabilities, if any (including excise taxes and assessed interest and penalties), related to this Agreement, are to be paid by the respective party.

13.           No Disparagement.  Mr. Cruse and Stage’s officers and directors agree not to engage in any disruptive or disparaging activities, directly and/or indirectly, concerning each other.  This includes, but is not limited to, disparaging comments, correspondence or conversations with any and all persons; provided, however, this Section 13 shall not prevent either party from testifying truthfully if compelled to do so by subpoena, court order, or other legal process, after providing written notice to the other party.

14.           Confidential Information.  Mr. Cruse acknowledges that the information, observations and data obtained by him while employed by Stage concerning the business affairs of Stage (“Confidential Information”) are the property of Stage.  Mr. Cruse shall not disclose to any unauthorized person, or use for Mr. Cruse’s own purposes, any Confidential Information without the prior written consent of Stage’s Chief Executive Officer or its Board of Directors, unless and to the extent that the aforementioned matters become generally known to, and available for use by, the public other than as a result of Mr. Cruse’s acts or omissions.  Mr. Cruse shall deliver to Stage at 10201 Main Street, Houston, Texas 77025, Attention:  Chief Executive Officer, on or before the Retirement Date, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (including any and all copies thereof) relating to or containing any portion of the Confidential Information, or relating to the business of Stage which he may then possess or have under his control.

15.           Protection of Confidential Information.  Mr. Cruse agrees that, due to his access to the Confidential Information, he would inevitably use and/or disclose that Confidential Information in breach of his confidentiality and non-disclosure obligations if he worked in certain capacities or engaged in certain activities for a period of time following his employment with Stage as an employee or consultant or on behalf of a Comparable Business in a position that involves (i) responsibility and decision-making authority or input at the executive level regarding any subject or responsibility, (ii) decision-making responsibility or input at any management level in Mr. Cruse’s individual area of assignment with Stage, or (iii) responsibility and decision-making authority or input that otherwise allows the use of the Confidential Information (collectively referred to as the “Restricted Occupation”).  Therefore, except with the prior written consent of Stage, for the period of one year from the Retirement Date, Mr. Cruse agrees not to be employed by, consult for or otherwise act on behalf of any Comparable Business in any capacity in which he would be involved, directly or indirectly, in a Restricted Occupation.  As used in this Agreement, a “Comparable Business” means any business that (a) operates apparel stores in small markets (i.e., with populations of less than 50,000), and (b) operates a significant number of its apparel stores (25% or more of its total apparel stores) in 10,000-30,000 square foot formats, and (c) has sales in excess of $10 million per annum.  Mr. Cruse acknowledges that this commitment is intended to protect the Confidential Information and is not intended to be applied or interpreted as a covenant against competition.

16.           Non-Solicitation.  Mr. Cruse agrees that, for a period of one year from the Retirement Date, he shall not directly or indirectly, on his own behalf or for any other person or entity, induce or attempt to induce any employee of Stage to leave the employ of Stage, hire any person who is an employee of Stage as of or immediately prior to the time of such hiring, or induce or attempt to induce any manufacturers’ representative, customer, supplier, licensee, agent or any other person or entity having a business relationship with Stage to cease doing business with or reduce the volume of its business with Stage.

17.           Equitable Relief/Attorney Fees.  Notwithstanding anything in Section 10, because of the difficulty of measuring economic losses to Stage as a result of any breach of this Agreement by Mr. Cruse, and because of the immediate and irreparable damage that could be caused to Stage by such a breach for which it would have no other remedy, Mr. Cruse agrees that Stage may enforce the provisions of this Agreement by injunctions and restraining orders against Mr. Cruse for such a breach in a court of competent jurisdiction pending arbitration, in addition to any other available relief at law or equity.  Also, should Mr. Cruse breach this Agreement, (i) any amounts paid by Stage to Mr. Cruse under Section 9 before the breach occurred must be refunded to Stage by Mr. Cruse within thirty (30) days of the breach and (ii) any long-term incentive awards described in Section 21 shall be forfeited.  In any action to enforce this Agreement, the prevailing party shall be entitled to recover its costs and a reasonable attorney’s fee.

18.           Release.  As a material inducement to Stage to enter into this Agreement, Mr. Cruse hereby unconditionally releases and forever discharges Stage and each of its owners, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, accountants, divisions, subsidiaries, affiliates, and all persons acting by, through, under or in concert with any of them for any and all charges, complaints, claims, liabilities, obligations, promises, agreement, controversies, damages, actions, causes of action, suits, rights, demands, cost, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including but not limited to rights under any and all federal, state or local laws prohibiting discrimination, breach of contract or public policy, wrongful or retaliatory discharge, defamation, personal or business injury claims growing out of any legal restrictions on Stage’s right to terminate its employees that Mr. Cruse now has, or holds or claims to have owned or held or which Mr. Cruse would at any time heretofore have had, owned or held against Stage or any Stage related entity arising before or as of the Effective Date.  This specifically includes, without limitation, the federal Age Discrimination and Employment Act of 1967 (“ADEA”), as amended, and all comparable state or local laws prohibiting discrimination in employment based on age. Mr. Cruse hereby expressly waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by Mr. Cruse to exist.

To comply with the Older Worker’s Benefit Protection Act of 1990 (the “Act”), Stage has advised Mr. Cruse of the legal requirements of the Act and fully incorporates the legal requirements of the Act by reference into this Agreement as follows:

a.	This Agreement is written in layman’s terms, and Mr. Cruse represents that he understands and comprehends its terms;

b.	Mr. Cruse is advised of his rights to consult an attorney to review this Agreement and have the benefit of an attorney through the settlement process;

c.	Mr. Cruse does not waive any rights or claims that may arise after the date this Agreement is executed;

d.	Mr. Cruse affirms that he is receiving consideration beyond anything of value to which he is already entitled; and

e.	Mr. Cruse has been given a reasonable period of time to consider this Agreement.

19.           Consideration Period, Limited Revocation And Effective Date.  The Parties agree that Mr. Cruse was provided at least twenty-one (21) calendar days during which to consider whether to sign this Agreement.  The signed Agreement must be delivered to Stage Stores, Inc., 10201 Main Street, Houston, Texas  77025, Attention: Chief Executive Officer, no later than 5:00 p.m. C.S.T., on March 22, 2010.  In any event, Mr. Cruse will have seven (7) calendar days from the date he signs and delivers a copy of this Agreement to Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025, Attention: Chief Executive Officer, during which Mr. Cruse may revoke this Agreement by delivering or faxing a signed and dated notice of revocation to Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025, Attention: Chief Executive Officer, (713) 669-2709.  This Agreement becomes effective and enforceable when the seven (7) day revocation period has expired (the “Effective Date”) if Mr. Cruse has not delivered or faxed a written revocation to Stage Stores, Inc., 10201 Main Street, Houston, Texas  77025, Attention: Chief Executive Officer, (713) 669-2709, before that date (the “Effective Date”).

20.           Payment Of Other Compensation.  Mr. Cruse acknowledges that except as set forth in Section 9, all compensation normally due him at the time of his retirement will be paid by Stage within fourteen (14) calendar days from the Retirement Date.  Except as set forth in Section 9, any other benefits to which Mr. Cruse may be entitled shall be distributed in accordance with the terms of the individual plan documents.

21.           Long-Term Incentive Awards.  The Parties acknowledge and agree that pursuant to the terms and conditions of various award agreements (a) Mr. Cruse is fully vested in the “Performance Based Share Agreement” dated March 28, 2007 and is eligible to receive the earned shares, as approved by the Board of Directors during the March 26, 2010 meeting for this grant, and (b) Mr. Cruse is not entitled to any other long-term incentive awards.

22.           Section 16(b) Compliance.  Mr. Cruse acknowledges (a) that as an officer of Stage he has received a copy of the Company’s 2010 Insider Trading and Reporting Policy (Directors, Executive Officers and Principal Shareholders) (the “Policy”) and that he is a Section 16(a) Reporting Person as identified on Exhibit A to the Policy, (b) that pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended (“Section 16(b)”), directors, officers and principal shareholders must disgorge profits received in the event they purchase and sell, or sell and purchase, Stage’s common stock or other equity securities within a six month period (any transaction executed within six months of an opposite transaction) (“short-swing profits”), (c) that the exercise of a stock option and the sale of the stock acquired does not trigger liability for short-swing profits; however, the sale of the stock acquired from the exercise of a stock option by a former officer or director of Stage will be matched against all purchases of Stage stock within six months prior to the date of sale of the stock acquired from exercise of the stock option and is therefore reportable under Section 16(a) on Form 4; and Section 16(b) remains applicable to former officers and directors for a period of six months after they cease to be in those positions, (d) it is becoming common practice for shareholders of public companies and their counsel to monitor transactions reported to the SEC by directors, officers and principal shareholders of those public companies in an effort to cause the disgorgement of profits made by those persons, (e) in addition to the disgorgement of profits, those shareholders also seek the reimbursement of their attorneys fees related to their investigation of Section 16(b) violations even if a lawsuit is not filed to recover the profits, and (f) directors and officers may also be subject to SEC or Federal court imposed civil monetary penalties in excess of $100,000.  Therefore, Mr. Cruse acknowledges and agrees as follows:

·
Transactions by him after the Retirement Date that occur within six months of an opposite transaction that occurred before the Retirement Date must be reported by him on a Form 4, the preparation and electronic filing with the SEC of which he agrees to be solely responsible,

·	Transactions by him after the Retirement Date that do not occur within six months of an opposite transaction that occurred before the Retirement Date do not have to be reported on a Form 4,

·	He need not file a Form 4 solely to indicate his retirement, and

·	He will indemnify Stage against, and immediately reimburse Stage for, any losses, including attorney’s fees, Stage may incur as a result of any violation by him of Section 16(b).

23.           Terms of This Agreement are Severable.  If any provision of this Agreement is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provision or applications; and to this end the provisions of this Agreement are declared to be severable.

24.           Entire Agreement.  The Parties agree that this Agreement contains the entire agreement between them with respect to Mr. Cruse’s voluntary retirement of employment and supersedes all prior and/or contemporaneous written or oral agreements between them (other as described in Sections 2 and 21 or specifically elsewhere herein).  The Parties also agree and acknowledge that no other promises or agreements have been offered before this Agreement and that no other promise or agreement between the Parties will be binding unless it is in writing and signed by the Parties.

25.           No Application.  Cruse agrees that at no time in the future will he apply or seek employment with Stage or any of its affiliated or related companies.

26.           MR. CRUSE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, KNOWS AND UNDERSTANDS ITS CONTENT AND MEANING, AND HAS NOT BEEN COERCED OR THREATENED INTO SIGNING IT. MR. CRUSE REPRESENTS THAT HE UNDERSTANDS THAT HE HAS 21 DAYS (OR MORE) TO CONSIDER THIS AGREEMENT AND THAT HE MAY REVOKE THIS AGREEMENT WITHIN 7 DAYS AFTER HE SIGNS IT.  MR. CRUSE FURTHER REPRESENTS THAT HE FULLY UNDERSTANDS HOW TO EXERCISE THAT RIGHT OF REVOCATION SHOULD HE CHOSE TO DO SO. MR. CRUSE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY OF MR. CRUSE’S CHOOSING REGARDING THE EFFECT OF THIS AGREEMENT PRIOR TO SIGNING IT.

The Parties enter into this Agreement voluntarily and with full knowledge of its contents.

READ THIS AGREEMENT CAREFULLY BEFORE SIGNING.

Signed this 26th day of February, 2010.

/s/ Ernest Cruse
Ernest Cruse

Signed this 26th day of February, 2010.

Stage Stores, Inc.

By: /s/ Andrew T. Hall
Andrew T. Hall, President & CEO

ACKNOWLEDGMENTS

STATE OF TEXAS	)
) ss:
COUNTY OF HARRIS	)

On this 26th day of February, 2010, before me, a Notary Public, personally appeared Ernest Cruse, to me known to be the person who executed the foregoing Retirement Agreement, and acknowledged that he executed it as his free and voluntary act and deed.

Given under my hand and seal the day and year last above written.

/s/ Melinda Jo Perry
Notary Public

My Commission Expires:  August 1, 2013

STATE OF TEXAS	)
) ss:
COUNTY OF HARRIS	)

On this 26th day of February, 2010, before me, a Notary Public, personally appeared Andrew T. Hall, to me known to be the identical person who executed the foregoing Retirement Agreement as the authorized representative of Stage Stores, Inc. and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of such corporation, for the uses and purposes therein set forth.

Given under my hand and seal the day and year last above written.

/s/ Melinda Jo Perry
Notary Public

My Commission Expires:  August 1, 2013